[Letterhead of Andersen, Andersen & Strong]

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
                ---------------------------------------------------

September 15, 1998

U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549


Re: Consent to be named in the S-8 Registration Statement of U S Jet, Inc., a Nevada corporation (the "Registrant"), SEC File No. 33-8067-NY, to be filed on or about September 17, 1998, covering the registration and issuance of 300,000 shares of common stock to four individual consultants


Ladies and Gentlemen:

          We hereby consent to the use of our report for the years ended June 30, 1998 and 1997, dated August 18, 1997, in the above referenced Registration Statement. We also consent to the use of our name as experts in such Registration Statement.

/s/ Andersen, Andersen & Strong
Certified Public Accountants
cc: U S Jet, Inc.